Exhibit 1

STOCK PURCHASE AND OPTION AGREEMENT

STOCK PURCHASE AND OPTION AGREEMENT (the “Agreement”) executed as of May 5, 2016 (the “Effective Date”) by and between CARL E. BERG (the “Seller” ), and DAVID M. DEAN (the “Purchaser”).

WHEREAS, the Seller is the beneficial owner of 1,421,002 shares of the Common Stock (the “Stratus Common Stock”) of Stratus Properties, Inc., a Delaware corporation (the “Company”), of which 700 are held of record in the Seller’s name and the remaining 1,420,302 are held by J.P. Morgan Clearing Corp. (the “Intermediary”) for the securities account of the Seller; the Seller acquired all of those shares through open-market purchases and has held all of those shares for more than ten years; and those shares represent approximately 17.6% of the 8,092,140 shares of Stratus Common Stock outstanding; and

WHEREAS, the Seller and the Purchaser, along with Michael Knapp, entered into that Joint Solicitation Agreement dated January 14, 2016 (the “Joint Solicitation Agreement”) for the purpose therein stated and accordingly filed with the Securities and Exchange Commission (the “SEC”) that certain Schedule 13D amendment dated January 15, 2016 relating to the Stratus Common Stock (the “13D Statement”); and

WHEREAS, as reflected in the 13D Statement, the Seller and the Purchaser had reached an agreement in principle (on January 6, 2016) with respect to the number of shares (45,000) of Stratus Common Stock to be sold by the Seller to the Purchaser and the sale price per share ($18), but the time of the sale and purchase and certain other terms and conditions (including but not limited to a call option in favor of the Purchaser) remained to be determined in the future using the agreement in principle as a framework; and

WHEREAS, as described in the 13D Statement, the Seller and the Purchaser have an understanding regarding the Seller’s selling to the Purchaser 45,000 shares of the Stratus Common Stock owned by the Seller, subject to other terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

1. Purchase and Sale of Shares.

1.1 Purchase and Sale of the Shares. On the basis of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller, 45,000 shares (the “Shares”) of the Common Stock, for an aggregate purchase price of Eight Hundred Ten Thousand Dollars ($810,000) (the “Purchase Price”).

1.2 Payment of Purchase Price and Delivery of Shares. Within five business days following the Effective Date, the Purchaser shall execute and deliver to the Seller a promissory note as described in Schedule A-1 (the “Note”) and a Security Agreement as described in Schedule A-2 (the “Security Agreement”) in payment of the Purchase Price, and within five business days following receipt of the Note and the Security Agreement, the Seller shall issue an irrevocable entitlement order to the Intermediary to transfer the Shares from the Seller’s securities account at the Intermediary to the Purchaser’s securities account at the Intermediary (the Purchaser agreeing to open aa securities account at the Intermediary as promptly as possible after the Effective Date). The Seller’s obligation to issue that entitlement order is subject to his receipt of the Note and Security Agreement fully executed by the Purchaser. Issuance of an effective entitlement order shall constitute “delivery” of the Shares to the Purchaser and the date that an effective entitle order is issued is the “Delivery Date.” The Shares upon the Delivery Date shall be free and clear of all liens, encumbrances, and pledges created by the Seller (“Liens”) other than Liens created by this Agreement (and except that no representation is made by the Seller to the Purchaser regarding whether or not the Shares, in the hands of the Purchaser, may or may not be deemed to be “restricted securities” as that term is defined by Rule 144 promulgated under the Shares Act of 1933, as amended (the “Securities Act”)).

2. Option in Favor of the Seller to Repurchase Shares.

2.1 Grant of Option; Condition to Seller’s Agreement; Certain Definitions.

(a) The Purchaser hereby grants to the Seller an option (the “Option”) (which shall take effect immediately and without further action upon the Delivery Date) to repurchase the Shares on the terms set forth in this Section 2.

(b) The Purchaser acknowledges that the Option to repurchase the Shares is a material inducement to and condition of the Seller entering into this Agreement and agreeing to sell the Shares to the Purchaser, and that without the Option to repurchase the Shares, the Seller would not agree to sell the Shares to the Purchaser.

(c) “Option Share” and “Option Shares” refer to those Shares subject from time to time to the Option; whenever Shares cease to be subject to the Option, such Shares will cease to be Option Shares. “Initial Option Period” means that period of time commencing the Delivery Date and ending on the date the Purchaser is elected to the Board of Directors of Stratus in 2016. Subject to adjustment as provided below, “First Option Period” means that period of time commencing on the Delivery Date and ending on June 30, 2017; “Second Option Period” means that period of time commencing on the Delivery Date and ending on June 30, 2018; and “Third Option Period” means that period of time commencing on the Delivery Date and ending on June 30, 2019; provided, however, that the ending date of any of the First, Second or Third Option Periods shall be accelerated or postponed as necessary to cause such ending date to be the final day of the month in which Stratus holds its annual meeting of shareholders for such year and at which directors are elected. A “Capital Event” shall occur if and when Stratus is sold, merged or combined with another company, or Stratus sells all or substantially all of its assets, pursuant to a transaction approved by the stockholders of Stratus. A “Service Cessation” shall occur if (a) as of the end of the Initial Option Period, the Purchaser has ceased to be a nominee for election to the Board of Directors of Stratus or, if elected a director, has declined to assume that office, and (b) as of the end of the First, the Second or the Third Option Period, as applicable, the Purchaser is not serving as a member of the Board of Directors of Stratus.

2.2 Exercise Price; Option Trigger Events. The purchase price for each Option Share shall be $18.00 per Option Share, subject to adjustment as provided in Section 2.5 (“Exercise Price”). Subject to the following provisos, the Option shall become exercisable (a) upon occurrence of a Service Cessation Event or (b) if no Capital Event shall have occurred by the original expiration date of the Third Option Period (each an “Option Exercise Event”); provided, that a Service Cessation resulting from the occurrence of a Capital Event shall NOT constitute an Option Exercise Event and provided further, that the Option shall lapse upon the occurrence of a Capital Event prior to the original expiration date of the Third Option Period.

2.3 Option Shares Subject to Repurchase in each Option Period; Termination of Option. The Option will be exercisable, in accordance with the terms of this Agreement, with respect to the following Option Shares during the following Option Periods:

Initial Option Period:	All (45,000) of the Shares
First Option Period:	All (45,000) of the Shares
Second Option Period:	Two-thirds (30,000) of the Shares
Third Option Period:	One-third (15,000) of the Shares

The Option shall expire at 5 p.m., Fort Worth, Texas time, on the last day of the Third Option Period, if not exercised by prior to that time.

2.4 Manner of Exercise; Closing Date Defined. The Seller may exercise the Option in whole (that is, with respect to all of the Option Shares then subject to the Option) but not in part, following the occurrence of an Option Exercise Event. To exercise the Option, the Seller shall deliver to the Purchaser written notice of such exercise within 60 days following the end of the Option Period in which the Option Exercise Event occurred; the Option shall not be deemed exercised until such notice is actually received by the Purchaser (the date on which such notice is actually received is called the “Exercise Date”). Thereafter on a date mutually agreed upon by the Seller and the Purchaser (which shall not be later than ten business days following the Exercise Date), (a) the Seller shall deliver to the Purchaser the Aggregate Exercise Price in immediately available cash funds by wire transfer to an account designated in writing by he Purchaser, and (b) simultaneously the Purchaser shall issue an irrevocable entitlement order to the Intermediary to transfer the Shares from the Seller’s securities account at the Intermediary to the Purchaser’s securities account at the Intermediary. The “Aggregate Exercise Price” shall mean the amount calculated as (a) the product realized by multiplying the Exercise Price then in effect times the number of Option Shares then subject to the Option, minus (offset against) (b) the then outstanding balance of the Note, and minus (c) the sum of Post-Event Cash Distributions attributable to the Option Shares being repurchased. “Post-Event Cash Distributions” shall mean cash dividends and cash distributions made in respect of the Shares subsequent to the actual date the Purchaser ceased serving as a member of the Board of Directors of Stratus.

2.5 Adjustments. The number of Option Shares shall be proportionately adjusted (and the Exercise Price shall be inversely proportionally adjusted) for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (collectively, a “Common Stock Adjustment”). In the event of a Common Stock Adjustment, “Shares” as used herein shall mean the Shares as changed in nature or amount.

2.6 Cash dividends and cash distributions. Notwithstanding anything else contained in this Section 2, the Purchaser (as between the Purchaser and the Seller) shall own, without adverse claim of the Seller and not subject to the Option, and be entitled to retain, all cash dividends and cash distributions made in respect of any Shares so long as the Purchaser owns those Shares.

3. Representations, Warranties, and Covenants of the Purchaser. The Purchaser hereby represents, warrants, and covenants to the Seller as follows:

3.1 Sophistication. The Purchaser: (a) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (b) has such knowledge and experience in financial and business matters generally that he is capable of evaluating the merits and risks of an investment in the Shares.

3.2 Access to Information. The Purchaser has access to all of the information he requires to make an informed investment decision with respect to the purchase of the Shares pursuant to this Agreement. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed for quotation on NASDAQ, and Stratus is subject to the periodic reporting requirements of the Exchange Act. Without limiting the generality of the foregoing, the Purchaser has reviewed the documents filed by Stratus with the SEC by Stratus (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q , Current Reports on Form 8-K, and Definitive Proxy Statements filed since January 1, 2015) (collectively, “Stratus’ SEC Documents”). In purchasing the Shares, the Purchaser has relied solely upon his investigation, examination, and evaluation of Stratus, its business, operations, and financial condition (including information publicly available in Stratus’ SEC Documents), and has not relied on any statement or materials which is not supported by Purchaser’s investigation and examination and has not relied on any statement made by Seller (other than Seller’s representations set forth in Section 4 and statements made by Seller in the Joint Solicitation Agreement and in his Schedule 13D filings related to his holdings of Common Stock).

3.3 Risk of Investment. The Purchaser recognizes that an investment in the Shares involves certain risks and the Purchaser has taken full cognizance of, understand, and are willing to bear all of the risks related to the purchase of the Shares. The Purchaser has carefully considered and, to the extent the Purchaser has believed such discussion is necessary, discussed with his advisors the suitability of an investment in the Shares for his particular tax and financial situations and has determined that the Shares are a suitable investment for him. and the information publicly available in the Seller’s filings with the SEC). In particular, the Purchaser confirms that he is familiar with, and understands, the risk factors disclosures set forth in Stratus’ SEC Documents.

3.4 Rule 144. The Purchaser is familiar with Rule 144 promulgated under the Securities Act, including the conditions set forth therein for sales of “restricted securities” by non-affiliates of the issuer and for sales of “restricted securities” and other securities by affiliates of the issuer, and understands that:

(a) if the Shares in the hands of the Purchaser were to be deemed “restricted securities” because the Purchaser were deemed to have acquired the Shares from an “affiliate” of Stratus in a transaction not involving a public offering, Rule 144 might not be available for Transfers of the Shares by the Purchaser if its conditions applicable to sales of restricted securities were not met (including specifically the Purchaser’s holding period for the Shares); and

(b) if, as contemplated by the Joint Solicitation Agreement, the Purchaser is elected to the Board of Directors of Stratus, Rule 144 might not be available for Transfer of the Shares by the Purchaser if its conditions applicable to the sale of restricted securities or other securities were not met.

3.5 Covenant to Comply with Securities Laws. The Purchaser acknowledges and agrees that he:

(a) will not offer, sell, transfer, pledge, hypothecate, or otherwise dispose of the Shares (“Transfer”) in violation of any of the securities laws of the United States or of any other jurisdiction, or in violation of this Agreement; and

(b) will not Transfer the Shares unless they are registered under the Securities Act and the securities laws of all other applicable jurisdictions, or an exemption from such registration is available.

3.6 No Violation; Governmental Consents. Neither the execution and delivery of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby will constitute a violation of: (a) any agreement or commitment to which the Purchaser is subject or by which he or any of his respective properties may be bound; (b) any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Purchaser; or (c) any statute, laws, or the rules or regulations of any governmental authority applicable to the Purchaser. No consent of any person or governmental authority is required in connection with the execution, delivery, or performance of this Agreement by the Purchaser.

4. Representation and Warranty of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

4.1 No Violation; Governmental Consents. Neither the execution and delivery of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby will constitute a violation of: (a) any agreement or commitment to which the Purchaser is subject or by which he or any of his respective properties may be bound; (b) any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Purchaser; or (c) any statute, laws, or the rules or regulations of any governmental authority applicable to the Purchaser. No consent of any person or governmental authority is required in connection with the execution, delivery, or performance of this Agreement by the Purchaser.

5. Miscellaneous.

5.1 Notices. All notices and other communications given or made under this Agreement shall be in writing and shall be deemed to be sufficiently given when personally delivered; when sent by registered or certified mail, return receipt requested, postage prepaid; when sent by overnight delivery service, such as FedEx; or when sent by email, in each case to the other party as follows:

To Purchaser:	David M. Dean 16200 Addison Road, Suite 250 Addison TX 75001 david@black-dean.com

To Seller:	Carl E. Berg 10050 Bandley Drive Cupertino CA 95014 ceb@bergvc.com or at such other addresses and to such other persons as either party may from time to time designate by notice given as herein provided. Such notices or communications shall be deemed to have been given three (3) days after deposit in the United States mail if sent by regular, registered or certified mail, postage prepaid; one (1) day after delivery to an overnight delivery service; or the same day if sent by email on a business day prior to noon, Fort Worth time, and if sent after noon, then on the next succeeding business day.

5.2 No Waiver. Failure of either party hereto to exercise any right or remedy under this Agreement between the Seller and the Purchaser or otherwise, or delay by any party hereto in exercising the same, will not operate as a waiver thereof. No waiver by any party hereto is effective unless and until it is in writing and signed by or on behalf of the party against whom the waiver would operate.

5.3 Amendments. This Agreement and the provisions hereof may not be modified, amended, altered, or supplemented except by execution and delivery of a written instrument signed by the parties hereto.

5.4 Construction of Terms. All provisions and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of such person or persons shall require.

5.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICT OF LAWS. IN THE EVENT THAT ANY PROVISION OF THIS AGREEMENT IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUTE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM WITH SUCH STATUTE OR RULE OF LAW. ANY PROVISION HEREOF WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION HEREOF.

5.6 Entire Agreement. This Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

5.7 Survival of Representations, Warranties, and Covenants. The representations, warranties, and agreements of the Purchaser and the Seller made herein and in any certificates or other agreements or investments delivered by or on behalf of such party pursuant to this Agreement shall survive execution and delivery of this Agreement and performance of the transactions contemplated herein.

5.8 No Assignment; No Third Party Beneficiary; Benefit of the Parties. Neither this Agreement nor any interest in this Agreement may be assigned by either party hereto without the prior written consent of the other (which may be given or withheld in his sole discretion) and any attempted assignment absent such consent shall be void and of no effect. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies to any person other than the parties hereto. Subject to the foregoing, this Agreement is for the benefit of the parties hereto and shall inure the benefit of and be binding upon their respective heirs, legal representatives, and assigns. (By way of illustration and not limitation, the Shares, whether held by the Purchaser, his heirs, legal representatives or assigns, shall remain subject to Section 2 (Option in Favor of the Seller to Repurchase Shares), the Note and the Security Agreement in accordance with their respective terms.)

5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument. Execution and delivery may be by email transmission.

5.10 No Special Relationship Created. It is not the intention of the parties to this Agreement to create by virtue of this Agreement any trust, partnership, joint venture, agency or any similar relationship between them or any fiduciary relationship between them.

5.11 Further Assurances. The Seller and the Purchaser each agrees to execute and deliver such other instruments and take such other actions as may be reasonably requested by the other party in order to effectuate the transactions contemplated by this Agreement in accordance with applicable laws and otherwise to effectuate the intents and purposes of this Agreement; however, neither party shall be required in complying with this Section 5.11 to expend any funds, incur any monetary obligations, or assume any legal risks which such party reasonably considers significant or burdensome.

IN WITNESS WHEREOF, the Seller and the Purchaser hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

/s/ Carl E. Berg
Carl E. Berg

PURCHASER:

/s/ David M. Dean
David M. Dean

SCHEDULE A-1

SUBSTANTIVE TERMS AND FORM OF NOTE

The Note shall be in the form of Form 21-1 (Promissory Note) found in Chapter 21 of the current Texas Real Estate Forms Manual published by The State Bar of Texas (Second Edition, as modified through the 2016 Supplement) (the “Texas Real Estate Forms Manual”), modified with appropriate form clauses found in that Chapter 21 to include the following terms:

Maturity Date	Third Anniversary

Interest Rate	Current short-term Applicable Federal Rate

Payment Terms	Interest only due quarterly; principal due upon maturity; prepayable without penalty

Security	The Shares, pursuant to a separate Security Agreement as described in Schedule A-2

Other Terms	Nonrecourse to the Purchaser except for interest payments and in event of default under Security Agreement

SCHEDULE A-2

SUBSTANTIVE TERMS AND FORM OF SECURITY AGREEMENT

The Security Agreement shall be in the form of Form 23-3 (Security Agreement [Instruments, Investment Property]) found in Chapter 23 of the Texas Real Estate Forms Manual, modified to include the following terms:

Security	The Shares

Other Terms	Modified as needed based upon Shares being held securities account

From time to time, Debtor may demand the partial release of Shares which he wishes to sell, provided that he either (a) pays down the Note at the rate of $18 for each Share to be released to him or (b) after giving effect to the partial release and applying proceeds from the sale to pay down the Note at the rate of $18 for each Share released, both (i) the aggregate market value of the Shares continuing to secure the Note is not less than 100% the then outstanding balance of the Note and (ii) the number of the Shares continuing to secure the Note is at least equal to the number of Option Shares then subject to the Option.